Exhibit 99.1

Achaogen Appoints Chris Boerner to Board of Directors

South San Francisco, CA, April 2, 2014 – Achaogen, Inc. (NASDAQ: AKAO), a clinical-stage biopharmaceutical company developing novel antibacterials to treat multi-drug resistant (MDR) gram-negative infections, announced today that Dr. Chris Boerner has joined Achaogen’s Board of Directors. Dr. Boerner currently serves as Executive Vice President, Commercial for Seattle Genetics, Inc., a publicly traded biotechnology company focused on the development and commercialization of innovative antibody-based therapies for the treatment of cancer.

“On behalf of the management team and Board of Directors, I am delighted to welcome Dr. Boerner to the Board of Directors of Achaogen,” said Kenneth Hillan, Chief Executive Officer of Achaogen. “His commercial experience in the life science space will serve as a valuable resource to the Company as we enter plazomicin’s final stage of clinical development and advance the balance of our pipeline.”

Dr. Boerner has served as the Executive Vice President of Commercial for Seattle Genetics, Inc. since February 2014, where he is responsible for leading all commercial activities for the company. Previously, he was its Senior Vice President of Commercial from March 2012 and its Vice President of Marketing from December 2010. Prior to Seattle Genetics, Dr. Boerner was with Dendreon Corporation from June 2010 to November 2010, where he led the marketing team. From 2002 to 2010, he was with Genentech, a member of the Roche Group, where he served in a variety of commercial roles, including Director of Marketing on Avastin, Director of Avastin franchise management and Associate Director of Oncology Market Development. Prior to Genentech, Dr. Boerner was with McKinsey & Company, a global strategic management consulting firm, where he worked on a variety of pharmaceutical sales and marketing engagements. Dr. Boerner received his PhD and M.A. in Business Administration from the Haas School of Business at the University of California, Berkeley, and holds an A.B. in Economics and History from Washington University in St. Louis.

About Achaogen

Achaogen is a clinical-stage biopharmaceutical company passionately committed to the discovery, development, and commercialization of novel antibacterials to treat MDR gram-negative infections. We are developing plazomicin, our lead product candidate, for the treatment of serious bacterial infections due to MDR Enterobacteriaceae, including carbapenem-resistant Enterobacteriaceae (CRE). Through the Special Protocol Assessment procedure, the U.S. Food and Drug Administration has agreed that the design and planned analyses of our single pivotal Phase 3 trial adequately address objectives in support of a New Drug Application. Our plazomicin program is funded in part with a contract from the Biomedical Advanced Research and Development Authority. Plazomicin is the first clinical candidate from our gram-negative antibiotic discovery engine, and we have other programs in early and late preclinical stages focused on other MDR gram-negative infections.

Contact:

Candice Knoll

Blueprint Life Science Group

415.375.3340 Ext. 105

cknoll@bplifescience.com